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                                                                   EXHIBIT 10.45


                   SECOND RESTATEMENT OF EMPLOYMENT AGREEMENT

        THIS SECOND RESTATEMENT OF EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of July 9, 1998, between STAR TELECOMMUNICATIONS, INC., a Delaware corporation ("STAR"), as successor in interest to STAR Vending, Inc., a Nevada corporation, and JAMES KOLSRUD (the "Employee").

RECITALS:

        A. STAR and Employee are parties to that certain Employment Agreement dated September 14, 1996 (the "Employment Agreement"), as amended by that certain First Restatement of Employment Agreement dated December 18, 1996 (the "Restated Agreement"), and as amended by that certain Amendment Number One to First Restatement of Employment Agreement dated June 16, 1997, pursuant to which Employee is employed by STAR.

        B. The Parties desire to amend and restate all the previous agreements to provide Employee with additional compensation in the event that Employee is terminated without cause. Thus, the parties have determined to execute this Agreement.

AGREEMENT:

        NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

        1. EMPLOYMENT. During the term of this Agreement, STAR shall employ Employee, and Employee accepts employment, as Executive Vice President - Operations and Engineering. Employee's primary duties will be to manage STAR's operations (other than sales and marketing) in accordance with the policies established by STAR's Board of Directors. Employee will faithfully perform his duties to the best of his ability in accordance with the reasonable directions of STAR as given through the Board of Directors, the Chief Executive Officer and the President. Employee will devote his full business time, ability, attention and loyalty to the business of STAR during the term of this Agreement, and will not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of STAR.

        2. TERM. The term of Employee's employment by STAR pursuant to this Agreement shall be for the period commencing September 14, 1996 and ending December 31, 2000. The term of Employee's employment is subject to earlier termination as provided in Section 7."

        3. COMPENSATION; FRINGE BENEFITS

           3.1 Base Salary. STAR shall pay Employee a monthly salary during the term of this Agreement. This salary shall be $16,666.67 per month. Employee's salary shall not be reduced at any time during the term of this Agreement, but the foregoing shall not limit STAR's rights under Section 7.

           3.2 Stock Options. Employee shall be awarded incentive stock options to purchase a total of 100,000 shares of STAR's common stock pursuant to STAR's 1996 Supplemental Stock Option Plan.


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          3.3  Fringe Benefits.  During the employment term, Employment shall be entitled to receive, a STAR's sole expense, the following fringe benefits:

               A. Group health insurance, paid vacation leave, life insurance and other insurance programs as set forth in STAR's employee manual applicable to employees generally to the same extent, and on the same terms, as other employees of STAR; and

               B. Other benefits accorded to executives of STAR as determined from time to time by the Board of Directors.

          3.4 Taxes. Compensation paid to Employee under Sections 3.1 through 3.3, inclusive, shall be subject to withholding for federal and state income tax purposes. All payments received by Employee shall be reported on his federal and state tax returns as compensation for employment in a manner consistent with this Agreement.

          3.5 Expenses. During the employment term, STAR shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with STAR business. All reimbursements required by this Section 3.5 shall be subject to such reasonable policies and record keeping as STAR may from time to time establish for its employees.

     4.1 CONFIDENTIAL INFORMATION. Employee shall, during the term of this Agreement and thereafter, hold in confidence and not disclose to any person or entity without the express prior authorization of STAR, any and all trade secrets of STAR (including, without limitation, all customer lists and lists of customer sources), and any and all other secret or confidential information relating to the services, customers, sales or business affairs of STAR or its affiliates. Employee agrees that he will not make use of any of the above at any time after termination of his employment. Upon termination of his employment, Employee shall deliver to STAR all documents, records, notebooks, work papers and all similar repositories containing any information concerning STAR, whether prepared by Employee, STAR or anyone else. This Agreement will further incorporate any and all provisions with respect to confidentiality, trade secrets, secret processes and data to which STAR may be required to cause its employees to agree under the terms and provisions of any contract entered into by STAR with any customer or client thereof, or under the terms of any subcontract to which STAR may be a party, whether the same be in any contract to which STAR is presently a party or may, during the course of this Agreement, become a party, or under the provisions of any other contract with a customer of STAR.

     5. NO SOLICITATION OF EMPLOYEES. Employee agrees that during the term of this Agreement, and for a period of twelve (12) months thereafter, he will not, directly or indirectly, for himself, or as agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, induce or entice any employee of STAR or its affiliates to leave such employment or cause anyone else to do so.

     6. ASSIGNMENT. Employee shall not have any right to delegate or transfer any duty or obligation to be performed by him to any third party, nor to assign or transfer the right, if any, to receive payments under this Agreement.

     7.   TERMINATION.

          7.1 Method of Termination. This Agreement and the employment of Employee may be terminated at any time:


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                  A.    By mutual agreement of the parties.

                  B. By STAR if Employee dies or becomes physically or mentally disabled (the term "disabled" shall mean any mental or physical illness or disability that renders the Employee unable to perform the essential functions of his position, after reasonable accommodation of such disability by
STAR).

                  C. By STAR, for cause, if Employee (a) has committed any material act of dishonesty, fraud or misrepresentation or any act of moral turpitude; (b) is in default in the performance of Employee's material obligations, services or duties under this Agreement; or (c) has failed to execute specific instructions from STAR's Board of Directors or executive officers, which failure is not corrected by Employee after reasonable notice from STAR.

                  D. By STAR, without cause, at any time during the term of this Agreement.

                  E. By the Employee if STAR is in default of its material obligations or duties under this Agreement.

                  F. By the Employee, without cause, at any time during the term of this Agreement.

            7.2 Consequences of Termination. Employee shall be entitled to the following compensation in the event of a termination:

                  A. In the event of any termination under Sections 7.1A, 7.1B, 7.1C, or 7.1F, Employee (or, in the event of Employee's death, his estate) shall be entitled to receive compensation accrued and payable to him as of the date of termination or death, and all other amounts payable under this Agreement shall thereupon cease.

                  B.    In the event of any termination under Section 7.1D or
Section 7.1E, then Employee shall continue to receive the compensation provided in this Agreement until the expiration of this Agreement. Any amounts earned by him (other than through his personal investment activities) prior to such expiration by virtue of other employment shall be deducted from amounts to which he is entitled under this Agreement.

            7.3 IRC Violations. Any provision in this Agreement to the contrary notwithstanding, in no event will Employee receive a payment which would trigger the excise taxes and disallowance of deductions contemplated by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that any amount calculated would result in such a payment, such amount shall be reduced to the largest amount that would not result in such a payment. This reduction shall apply to any and all compensation, including compensation pursuant to stock option grants governed by separate agreement between STAR and Employee. If, at the time of any such payment, no stock of STAR is readily tradeable on an established securities market or otherwise, then STAR agrees to use its best efforts to cause such payment to meet the exemption set forth in Sections 280G(b)(5)(A)(ii) and (B) of the Code, so that no reduction will be required under this Agreement.

      8. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants that there are no agreements or arrangements, whether written or oral, that would be breached by Employee


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upon execution of this Agreement or that would impair or prevent Employee from rendering exclusive services to STAR during the term of this Agreement, and that Employee has not made and will not make any commitment to do any act in conflict with this Agreement.

      9. MISCELLANEOUS. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California. This Agreement supersedes all prior agreements between the parties concerning the subject matter, and constitutes the entire agreement between the parties with respect to the subject matter. This Agreement may be modified only with a written instrument duly executed by each of the parties. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver of any proceeding or succeeding breach. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part of or effect the construction or interpretation or any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date above written.


                                    STAR TELECOMMUNICATIONS, INC.
                                    a Delaware corporation



                                    By                [sig]
                                      ------------------------------------
                                      Mary Casey, President



                                                      [sig]
                                      ------------------------------------
                                      James Kolsrud



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